Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	ICR, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. TERMINATES SHAREHOLDER RIGHTS PLAN

VANCOUVER, Wash. – (January 25, 2008) – Global fitness company Nautilus, Inc. (NYSE: NLS) announced that on January 24, 2008 it amended its Shareholder Rights Plan (the “Plan”) to effect the Plan’s termination.

Under the Plan, one right was distributed for each share of Nautilus common stock outstanding as of November 8, 2007. Effective the date of the Plan, any person or group acquiring 20 percent or more of the voting power of the Company’s outstanding common stock without the approval of the Board of Directors, subject to certain exceptions, would have triggered significant dilution in the voting power of such person or group.

The amendment changes the date for expiration of the rights issued pursuant to the Rights Agreement from October 28, 2010 to January 22, 2008. Accordingly, the rights have expired, and the Plan has been terminated.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, Universal®, and Pearl iZUMi®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,450 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com